Exhibit 99.1


     Sono-Tek Announces Development of New Ultrasonic Atomization Technology

(March 6, 2006 - MILTON, NY) Sono-Tek Corporation (OTC Bulletin Board: SOTK -
News) announced today that it is developing an entirely new generation of ultrasonic atomizing nozzles using advanced materials technology and unique new designs. A patent application covering these inventions was recently filed with the US Patent and Trademarks Office. Initial prototype testing has confirmed our expectations with respect to the feasibility of our inventions. This new nozzle technology has been designed to achieve two purposes, both of which are significant enhancements to our current product offerings. The first is its ability to produce much smaller diameter drops than can be generated using our current technology, as low as 5-10 microns. This will be of benefit in a number of areas, including such diverse applications as medical device coatings, nano-particle technology, medical aerosols, spray drying, and optical coatings. Sono-Tek already enjoys many advantages in these areas using our current technology, and we expect that this new technology will enhance our opportunities.

The second purpose of this invention is to allow our nozzle systems to handle significantly higher rates of flow than are possible with our current designs. These new designs will have a significant impact on our WideTrack product line, which is used for coating applications involving glass, textiles and other materials requiring high deposition rates.

In other news, CEO and President of Sono-Tek, Dr. Christopher L. Coccio, stated "Sono-Tek has just completed its latest Fiscal Year on February 28, 2006, and our preliminary results for sales are up over 15%, while net income is expected to be up from last year by over 30%. The final audited numbers will be released in late May. On a multi-year basis since 2003, Sono-Tek has had an Average Annual Growth Rate (AAGR) of over 30% resulting from technology developments, and most recently from international market expansion. We have created several new partnerships, including our joining with Specialty Coating Systems recently in the electronics conformal coating field, which have the effect of increasing our market offerings and coverage. We expect the combined effect of the new technologies, the international market expansion, and our partnerships to provide continued growth over the next several years, and we are seeking 20% or greater AAGR going forward."

For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.